As filed pursuant to Rule 424(b)(3)
                                      Registration No. 333-34333

Pricing Supplement No. 1049 dated December 2, 1998
(To Prospectus dated September 26, 1997 and
Prospectus Supplement dated October 21, 1997)

                         XEROX CORPORATION
                   Medium-Term Notes, Series E
            Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $250,000,000
Issue Price: $250,000,000 (100% of Principal Amount)
  (see below under "Agent")
Agent's Discount or Commission: None (see below under "Agent") Net proceeds to Company: $250,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): December 7, 1998
Maturity Date: December 15, 2003
Agent: Salomon Smith Barney Inc. ("Salomon Smith Barney").
   Salomon Smith Barney has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Smith Barney.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/x/ Fixed Rate Note

    The rate of interest on this Note will be 5.25% per annum.

    Interest on this Note will be calculated on a 30/360 basis and will be payable semiannually in arrears on June 15 and December 15 of each year, commencing June 15, 1999, through and including the date of Maturity, subject to adjustment, in each case, in accordance with the Following Business Day Convention (as defined in the 1991 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc.) (each, as so adjusted, an "Interest Payment Date"). The Regular Record Date in respect of each Interest Payment Date will be the date which is 15 days (whether or not a Business Day) immediately prior to such Interest Payment Date.
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    EARLY REDEMPTION AND/OR REPAYMENT; OPTIONAL EXTENSION
      OF MATURITY DATE AND RESETS; AND PAYMENT CURRENCY
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Early redemption at Company's option:
   /X/ No    / / Yes (see below)

Early repayment at Holder's option:
   /X/ No    / / Yes (see below)

Option to extend Maturity Date:
  /X/ No    / / Yes (see below)

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.